G/F/R
Gallogly, Fernandez & Riley, LLP

Accountants & Consultants

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Perma-Fix Environmental Services, Inc.
Gainesville, Florida

We hereby consent to the use in the Company's Form 8-K/A of our report dated July 13, 2001, relating to the consolidated financial statements of East Tennessee Materials and Energy Corporation and subsidiary which is contained in that Form 8-K/A.

We hereby consent to the incorporation by reference of our report dated July 13, 2001, relating to the consolidated financial statements of East Tennessee Materials and Energy Corporation and subsidiary appearing in the Company's Form 8-K/A into the Company's previously filed Forms S-3 and S-8 Registration Statements, File Numbers 33-85118 (S-3), 333-14513 (S-3), 333-43149 (S-3), 33-80580 (S-8), 333-3664 (S-8), 333-17899 (S-8), 333-25835 (S-8) and 333-76024 (S-8).

/s/ Gallogly, Fernandez & Riley, LLP

Gallogly, Fernandez & Riley, LLP
Orlando, Florida

January 24, 2002